EXHIBIT (d) (3)
EXECUTION COPY
VOTING AGREEMENT
          VOTING AGREEMENT, dated as of July 24, 2007 (this “Agreement”), by and among the stockholders listed on the signature page(s) hereto (collectively, the “Stockholders” and each individually, a “Stockholder”), and PRA International, a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
          WHEREAS, as of the date hereof, the Stockholders beneficially own an aggregate of 3,139,361 shares of common stock of the Company, as set forth on Schedule I hereto (such shares, together with any other voting or equity securities of the Company hereafter acquired by any Stockholder prior to the Termination of this Agreement, being referred to herein collectively as the “Shares”);
          WHEREAS, concurrently with the execution of this Agreement, GG Holdings I, Inc., a Delaware corporation (the “Parent”), GG Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company, and the Company will be the surviving corporation (the “Merger”); and
          WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, the Company has required that the Stockholders agree, and in order to induce the Company to enter into the Merger Agreement the Stockholders are willing, to enter into this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:
     Section 1. Voting of Shares.
          From the period commencing with the execution and delivery of this Agreement and continuing until the Termination Date, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, each Stockholder shall vote or cause to be voted the Shares:
          (a) unless the Merger Agreement has been terminated in accordance with its terms, (i) in favor of the adoption and approval of (A) the Merger Agreement, (B) the Merger and (C) any other transaction or matter contemplated by the Merger Agreement or that would reasonably be expected to facilitate the Merger that is submitted for a vote of the stockholders of the Company, and (ii) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled or which would reasonably be expected to prevent or impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement; and
          (b) in the event that the Merger Agreement has been validly terminated in accordance with its terms and at the time of such termination a Company Superior Proposal shall exist, in favor of such Company Superior Proposal (the “Terminating Superior Proposal”), if recommended to the stockholders of the Company by action of the Company Board, the Special Committee or any other duly constituted committee of the Company Board (“Board Action”) and, as recommended by Board Action, on any other matter with respect to the Terminating Superior Proposal that is submitted for a vote of the stockholders of the Company.
     Section 2. Transfer of Shares.
          (a) Each Stockholder covenants and agrees that during the period from the date of this Agreement through the Termination Date, such Stockholder will not, directly or indirectly, (i) Transfer any of the Shares, (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (iii) enter into any contract, option or other arrangement or undertaking with respect to the Transfer of any Shares; provided, however, that, notwithstanding the foregoing, a Stockholder may sell Shares to any Person who agrees in writing to be bound by all of such Stockholder’s obligations under this Agreement.
     Section 3. Additional Covenants of the Stockholder.
          (a) Further Assurances. From time to time and without additional consideration, each Stockholder shall (at such Stockholder’s sole cost and expense) execute and deliver, or cause to be executed and delivered, such additional instruments, and shall (at such Stockholder’s sole cost and expense) take such further actions, as the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.
          (b) Waiver of Appraisal Rights. Each Stockholder hereby waives, to the full extent of the law, and agrees not to assert any appraisal rights pursuant to Section 262 of the DGCL or otherwise in connection with the Merger with respect to any and all Shares held by the undersigned of record or beneficially owned.

     Section 4. Representations and Warranties of the Stockholders. Each Stockholder on its own behalf hereby severally represents and warrants to the Company with respect to such Stockholder and such Stockholder’s ownership of the Shares as follows:
          (a) Number of Shares. Schedule I annexed hereto sets forth, adjacent to the name of the applicable Stockholder, the number of Shares of which such Stockholder is the beneficial owner, free and clear of any encumbrances or restrictions of any kind, with the full power to vote or direct the voting of such Shares. As of the date hereof, those Shares set forth on Schedule I hereto constitute all of the Shares of which such Stockholder has the power to vote or direct the vote. The Shares subject to this Agreement are all of the Shares in which Genstar Capital, LLC or its affiliates have beneficial ownership or voting rights. Stockholder and its affiliates do not directly or indirectly own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the Shares set forth on Schedule I hereto.
          (b) Power, Binding Agreement. Stockholder is a limited partnership duly formed, under the Laws of its state of formation and has full limited partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the appropriate governing body of the Stockholder, and no other limited partnership proceedings on the part of Stockholder are necessary to authorize the execution, delivery and performance of this Agreement by Stockholder and the consummation of the transactions contemplated hereby. Stockholder has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).
          (c) No Conflict. The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any Law that is applicable to Stockholder or the Shares held by Stockholder, or (ii) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under any of the terms of any understanding, agreement or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of the Shares is or may be bound.
          (d) Reliance by the Company. Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Stockholder, the performance by

Stockholder of its obligations under this Agreement and the compliance by Stockholder with the terms hereof.
     Section 5. Representations and Warranties of the Company. The Company represents and warrants to Stockholders as follows: The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Merger Agreement by the Company and the consummation of the transactions contemplated hereby and thereby. The Company has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).
     Section 6. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
     Section 7. Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:
          (a) A stockholder is deemed to “own” or to have acquired “ownership” of a security if such Stockholder is the “beneficial owner” of such security within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
          (b) “Termination” or “Termination Date” shall mean the earliest to occur of the date (i) upon which the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (ii) upon which the transaction contemplated by a Company Superior Proposal is consummated, (iii) upon which the Merger Agreement is validly terminated in accordance with its terms, unless the Merger Agreement is validly terminated pursuant to Section 9.01(h) and in connection with such termination the Company has entered into a definitive agreement (the “Other Definitive Agreement”) with respect to a Terminating Superior Proposal, (iv) upon which the Other Definitive Agreement is terminated or (v) that is the Outside Date.
          (c) A Person is deemed to have effected a “Transfer” of a security if such Person directly or indirectly (i) sells, tenders, assigns, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than the Company, (ii) enters into an agreement or commitment contemplating the possible sale of, tender of, assignment of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than the Company, or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.
     Section 8. Miscellaneous.
          (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.
          (b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.
          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law thereof.
          (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
          (e) Waiver. No failure on the part of the Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The Company shall not be deemed to have waived any claim available to the Company arising out of this Agreement, or any power, right, privilege or remedy of the Company under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          (f) Notices. All notices and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein):
(i)	if to a Stockholder to:

Genstar Capital Partners III, L.P. and Stargen III, L.P.
c/o Genstar Capital, L.P.
Four Embarcadero Center, Suite 1900
San Francisco, CA 94111-4191
Attention: Jean-Pierre L. Conte
Facsimile: (415) 834-2383

(ii)	with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue, Suite 1000 New York, NY 10022 Telecopier No: (212) 751-4864 Attention: Charles Nathan, Esq.

and

Latham & Watkins LLP 505 Montgomery Street, Suite 2000 San Francisco, CA 94111 Telecopier No: (415) 395-8095 Attention: Scott R. Haber, Esq.

(iii)	if to Company to:

PRA International
12120 Sunset Hills Road, Suite 600 Reston, VA 20190 Attention: Terrance J. Bieker, Chief Executive Officer Facsimile: (703) 464-6305

(iv)	with a copy (which shall not constitute notice) to:

Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 Attention: Morton A. Pierce, Esq.

Chang-Do Gong, Esq. Facsimile: (212) 259-6333
          (g) No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.
          (h) Assignment. Except as expressly provided in Section 2 hereof, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
          (i) Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.
          (j) Submission to Jurisdiction. Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8(e). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

          (k) WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND EACH STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE COMPANY, THE COMPANY OR EACH STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

STOCKHOLDERS: GENSTAR CAPITAL PARTNERS III, L.P.
By:	/s/ Jean-Pierre L. Conte
	Name:	Jean-Pierre L. Conte
	Title:	Managing Director

STARGEN III, L.P.
By:	/s/ Jean-Pierre L. Conte
	Name:	Jean-Pierre L. Conte
	Title:	Managing Director

THE COMPANY: PRA INTERNATIONAL
By:	/s/ Terrance J. Bieker
	Name:	Terrance J. Bieker
	Title:	Chief Executive Officer

SCHEDULE I

Stockholder Name	Number of Shares of Common Stock
Genstar Capital Partners III, L.P.	3,030,526

Stargen III, L.P.	108,835

Total	3,139,361